Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of S&W Seed Company of our report dated September 27, 2021, which included an emphasis of matter paragraph regarding substantial doubt about the Company’s ability to continue as a going concern, relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of S&W Seed Company for the year ended June 30, 2021, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe LLP
Crowe LLP

Sacramento, California

December 17, 2021